Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into by and between Greg Pruett and PG&E Corporation (the “Corporation”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Pruett’s separation from employment with the Corporation.  The “Effective Date” of this Agreement is defined in paragraph 18(a).

1. Resignation.  Mr. Pruett shall resign from his position as Senior Vice President, Corporate Affairs, of PG&E Corporation on January 31, 2015 (for purposes of this Agreement, the “Date of Resignation.”) Mr. Pruett shall have until August 30, 2014, to accept this Agreement by submitting a signed copy to the Corporation.  Regardless of whether Mr. Pruett accepts this Agreement, on the Date of Resignation, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Corporation’s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Mr. Pruett’s acceptance of this Agreement.

2. Separation benefits.  Even though Mr. Pruett is not otherwise entitled to them, in consideration of his acceptance of this Agreement, the Corporation will provide to Mr. Pruett the following separation benefits:

a. Severance payment.  Under the terms of the PG&E Corporation Officer Severance Policy, Mr. Pruett’s severance payment amount is $1,220,470. (One Million Two Hundred Twenty Thousand Four Hundred Seventy Dollars).  Within 3 (three) business days of the Date of Resignation, the Corporation will make the severance payment, less applicable withholdings and deductions, to Mr. Pruett.

b. Bonus.  Mr. Pruett shall be entitled to receive his full bonus under PG&E Corporation’s 2014 short-term incentive plan and a pro-rated bonus under PG&E Corporation’s 2015 short-term incentive plan based on the percentage of time Mr. Pruett was employed by Corporation in 2015,to the extent and at the time of such bonus, if any, would otherwise be paid.

c. Stock.  Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below, all unvested restricted stock unit grants and performance share grants provided to Mr. Pruett under PG&E Corporation’s 2006 Long-Term Incentive Plan shall continue to vest, terminate, or be canceled as provided consistent with the attached Exhibit A.

d. Career transition services.  For a maximum period of one year following the Date of Resignation, the Corporation will provide Mr. Pruett with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $12,000 (Twelve Thousand Dollars.).  Lee Hecht Harrison shall bill PG&E directly for their services to Mr. Pruett. Mr. Pruett’s entitlement to services under this Agreement will terminate when he becomes employed on a full-time basis, either by another employer or through self-employment other than consulting with the Corporation.

e. Payment of COBRA premium.  In addition to the severance payment described in paragraph 2a, the Corporation will pay Mr. Pruett the amount of $13,841.10 (Thirteen Thousand Eight Hundred Forty One Dollars and Ten Cents), which is an estimated value of his monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation.

3. Defense and indemnification in third-party claim.  The Corporation and/or its affiliate, or subsidiary will provide Mr. Pruett with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Corporation and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E dated July 19, 1995, any subsequent PG&E policy or plan providing greater protection to Mr. Pruett, or as otherwise required by law.

4. Cooperation with legal proceedings.  Mr. Pruett will, upon reasonable notice, furnish information and proper assistance to the Corporation and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Corporation and/or its affiliate or subsidiary will pay all reasonable expenses incurred by Mr. Pruett in complying with this paragraph.

5. Release of claims and covenant not to sue.

a. In consideration of the separation benefits and other benefits the Corporation is providing under this Agreement, Mr. Pruett, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Corporation or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to Mr. Pruett’s employment with the Corporation, or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b. Mr. Pruett acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by his to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Pruett specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HIS MUST HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR.

c. With respect to the claims released in the preceding paragraphs, Mr. Pruett will not initiate or maintain any legal or administrative action or proceeding of any kind against the Corporation or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

d. The release contained herein shall not apply to any claim Mr. Pruett may have as a shareholder of the Corporation or to any claim to the benefits he is otherwise entitled to under the terms of this Agreement.

e. Mr. Pruett agrees to reconfirm the release and covenants set forth herein by executing and returning the attached Exhibit B within 30 days after the Date of Resignation.  The Corporation shall be under no obligation to pay any obligation to Mr. Pruett accruing after the Date of Resignation absent Mr. Pruett’s signature and return of the Exhibit B to the Corporation, unless otherwise required by law.  In the event Mr. Pruett should die or become legally incapacitated prior to executing and returning the attached Exhibit B, a release similar to that set forth in Exhibit B executed by Mr. Pruett’s estate or legal representative will be sufficient to obligate the Corporation to pay all remaining obligations or benefits.

6. Re-employment.  Mr. Pruett will not seek any future re-employment with the Corporation, or any of its subsidiaries or affiliates.  This paragraph will not, however, preclude Mr. Pruett from accepting an offer of future employment from the Corporation, or any of its subsidiaries or affiliates.

7. Non-disclosure.

a. Mr. Pruett will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E’s Chief Legal Officer or, as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law.  Notwithstanding the preceding sentence, Mr. Pruett may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b. Mr. Pruett will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Corporation or its subsidiaries or affiliates, which has come to his attention during his employment with the Corporation, unless doing so is expressly authorized in writing by PG&E Corporation’s Chief Legal Officer, or is otherwise required or permitted by law.  Before making any legally-required or permitted disclosure, Mr. Pruett will give the Corporation notice at least ten (10) business days in advance.

8. Non-Disparagement.  Mr. Pruett agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of  the Corporation, or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  The Corporation agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions in any print, electronic or television media or in investor conference calls or webcasts, which have or may reasonably have the effect of demeaning the name or business reputation of Mr. Pruett.  The Corporation further agrees to instruct its officers, (in each case, while such person remains an officer of the Corporation) to comply with the Corporation’s obligations under this paragraph.   In the event the Corporation’s Chief Legal Officer or Head of Human Resources acquires actual knowledge that a violation of the Corporation’s obligations under this paragraph 8 has occurred, the Corporation shall take prompt and reasonable action to reprimand and further discourage such behavior in violation of this paragraph 8.   Each Party agrees that nothing in this paragraph 8 shall preclude the other Party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute resolution provisions specified in paragraph 15 hereof. Each Party shall continue to comply with its or his obligations under this Paragraph 8 regardless of any alleged breach by the other Party of its or his agreements contained in this paragraph 8 unless and until there has been a final determination by a court or an arbitration panel that the other Party has breached its or his obligations under this paragraph.

9. No unfair competition.

a. Mr. Pruett will not engage in any unfair competition against the Corporation, or any of its subsidiaries or affiliates.

b. For a period of one year after the Effective Date, Mr. Pruett will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Corporation or its affiliates or subsidiaries;

(2)
any prospective customer of the Corporation or its affiliates or subsidiaries about whom Mr. Pruett acquired information as a result of any solicitation efforts by the Corporation or its affiliates or subsidiaries, or by the prospective customer, during Mr. Pruett’s employment with the Corporation;

(3)	any existing vendor of the Corporation or its affiliates or subsidiaries;

(4)
any prospective vendor of the Corporation or its affiliates or subsidiaries, about whom Mr. Pruett acquired information as a result of any solicitation efforts by the Corporation or its affiliates or subsidiaries, or by the prospective vendor, during Mr. Pruett’s employment with the Corporation;

(5)
any existing employee, agent or consultant of the Corporation or its affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Corporation or its affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Corporation or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, Corporation or other business enterprise that is in competition with the Corporation or its affiliates or subsidiaries.

10. Material breach by Employee.  In the event that Mr. Pruett breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9 and fails to cure said breach upon reasonable notice, the Corporation will be entitled to recover any actual damages and to recalculate any future pension benefit entitlement without the additional credited age he received or would have received under this Agreement.  Despite any breach by Mr. Pruett, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect.  In the event of a breach or threatened breach by Mr. Pruett of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Corporation will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Corporation will also be entitled to specific performance by Mr. Pruett of his obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.

11. Material breach by the Corporation.  Mr. Pruett will be entitled to recover actual damages in the event of any material breach of this Agreement by the Corporation, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by the Corporation of any of its material obligations to him under this Agreement, Mr. Pruett will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Corporation’s obligations and any other applicable equitable or injunctive relief.

12. No admission of liability.  This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

13. Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of  this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Pruett with any different severance arrangements).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14. Severability.  If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.

15. Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Pruett’s employment with the Corporation (or with the employing subsidiary), the separation of Mr. Pruett from that employment and from his positions as an officer and/or director of the Corporation or any subsidiary or affiliate, or any claims for benefits, rights under, or interpretation of this Agreement, will be resolved exclusively by final and binding arbitration using one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided for by law.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance.  The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief in any forum, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Corporation’s principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16. Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17. No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18. Acceptance of Agreement.

a. Mr. Pruett was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  The provisions of the Agreement are, however, not subject to negotiation.  After signing the Agreement, Mr. Pruett will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, Mr. Pruett will submit a signed statement to that effect to PG&E’s Chief Legal Officer before the close of business on the seventh day.  If Mr. Pruett does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b. Mr. Pruett acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:	August 8, 2014		PG&E Corporation
JOHN R. SIMON
		By:	JOHN R. SIMON

Dated:	9/8/14		GREG PRUETT
GREG PRUETT

Greg Pruett
LTIP Balances @ 8/1/2014 Exhibit A

Restricted Stock Units -- All unvested RSUs will continue to vest as if officer remained employed.

Grant	Shares/Units	Previously	Shares/Units	Vesting Schedule
Date	Granted	Vested	Outstanding	Mar. 2, 2015	Mar. 1, 2016	Mar. 1, 2017	Total
3/1/2011	4,905	(2,943)	1,962	1,962			1,962
3/1/2012	7,485	(2,994)	4,491	1,497	2,994		4,491
3/1/2013	5,930	(1,186)	4,744	1,186	1,186	2,372	4,744
3/3/2014	6,305		6,305	2,102	2,101	2,102	6,305
	24,625	(7,123)	17,502	6,747	6,281	4,474	17,502

Performance Shares -- All performance shares will continue to vest (subject to payout factor based on TSR performance) as if officer remained employed.

Grant	Shares	Vest
Date	Granted	Date
3/1/2012	7,485	3/2/2015
3/1/2013	5,930	3/1/2016
3/3/2014	5,310	3/1/2017
	18,725

SISOPs -- Unvested SISOPs vest immediately upon termination and will be distributed in the form of PG&E common stock 7 months following termination.

Grant
Date	Shares
1/3/2011	226.687	Vested
1/3/2012	619.681	Vest 1/3/2015
1/2/2013	677.044	Vest upon retirement
	1,523.412

                                         EXHIBIT B

EMPLOYMENT TERMINATION CERTIFICATE

I entered into a SEPARATION AGREEMENT (“Separation Agreement”) with PG&E Corporation ("the Corporation") dated  , 2014 ("Effective Date").  I hereby acknowledge that:

(1)                    A blank copy of this Employment Termination Certificate was attached as Exhibit B to the Separation Agreement when the Corporation gave it to me for review.  I have been given sufficient and reasonable time to consider signing this Certificate. I have discussed the Separation Agreement and this Certificate with an attorney before executing either document.

(2)                    The benefits payable under paragraph 2(a)-(e) of the Separation Agreement are only payable to me if I sign this Certificate after the Resignation Date (as defined in the Separation Agreement).

(3)                    I executed the Separation Agreement prior to my last day of employment.  In exchange for the remaining benefits provided for in paragraph 2(a)-(e) of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement such that the release of claims and the covenants that I provided under paragraph 5 of the Separation Agreement will, by my signature below, extend to and cover any other claims that arose after the Effective Date, up to and including the Resignation Date and the date this Certificate is signed,  provided, however,  by signing the Employment Termination Certificate I am not releasing any claim I have to receive any and all benefits otherwise due to me under the terms of the Separation Agreement, or otherwise required by law.

(4)                    Nothing in this Certificate alters, diminishes, or mitigates the scope and breadth of the releases and covenants that I previously provided to the Company under the Separation Agreement, which shall remain in full force and effect regardless of whether I sign this Certificate.

(5)                    By signing below, I hereby extend the release of claims and the covenants that I provided to the Corporation and other released parties under the Separation Agreement to cover any other claims (as more fully described in paragraph 5 of the Separation Agreement) that arose or may have arisen at any time after the Effective Date, up to and including the Resignation Date and the date this Certificate is signed.  I knowingly and voluntarily waive any and all rights or benefits which I may have had, may now have or in the future may have under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand that section 1542 gives me the right not to release existing claims of which I am not now aware, but I expressly and voluntarily choose to waive my rights under California Civil Code Section 1542, as well as under any other federal or state statute or common law principles of similar effect.

I UNDERSTAND THAT I HAVE A RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING AND TO HAVE THE TERMS OF THIS CERTIFICATE FULLY EXPLAINED TO ME PRIOR TO SIGNING, AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED IN THE SEPARATION AGREEMENT BY SIGNING THIS CERTIFICATE.  I AM SIGNING THIS CERTIFICATE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE SEPARATION AGREEMENT.

Greg Pruett

Date: -------------------------

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